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                                                                     EXHIBIT 5.2

                                 October 13, 2000



MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109


              RE:  Registration Statement on Form S-3
                   (File No. 333-47412).
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Gentlemen:

     You have requested our opinion as special Nevada counsel for MGM MIRAGE, a Delaware corporation (the "Company"), and certain of the Company's subsidiaries (the "Subsidiary Guarantors") in connection with the proposed offer and sale by Kirk Kerkorian, of up to $50,000,000 principal amount of the Company's 9 3/4% Senior Subordinated Notes Due 2007 (the "Senior Subordinated Notes"). The Senior Subordinated Notes are described in and subject to the terms and conditions of that certain indenture dated as of May 31, 2000 (the "Indenture") between the Company, as issuer, the Subsidiary Guarantors, as guarantors, and The Bank of New York, a New York banking corporation, as Trustee. The payment of principal of, premium, if any, and interest on the Senior Subordinated Notes is unconditionally guaranteed by the Subsidiary Guarantors pursuant to Article 15 of the Indenture (the "Subisidiary Guarantees" and together with the Senior Subordinated Notes, the "Securities"). The proposed offer and sale of the Securities are the subject of the Company's Registration Statement on Form S-3 (File No. 333-47412), as amended (the "Registration Statement"). The Securities were originally offered and sold by the Company pursuant to the Purchase Agreement dated May 22, 2000 (the "Purchase Agreement") between the Company and the underwriters named in Schedule A to the Purchase Agreement. All capitalized terms not defined herein shall have the same definitions as those ascribed to them in the Purchase Agreement.

     In rendering our opinion, we have examined the following (collectively, the "Transaction Documents"): (1) the Purchase Agreement; (2) the Indenture; and (3) the Securities. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Transaction Documents.
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     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

     We have assumed that the Transaction Documents are the legal, valid, binding and enforceable obligations of all parties thereto other than the Company and the Subsidiary Guarantors. We assume that the Company does not engage in any of the following businesses: Wholesale Liquor Distribution Business, Financial Institution, Public Utility, Insurance Business or Cemetery Business.

     Based upon the foregoing, it is our opinion that the Securities constitute, the legal, valid and binding agreements of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar law relating to or affecting creditors' rights generally or by general equitable principles and except that certain provisions of the Securities may not be enforceable in whole or in part under the laws of the State of Nevada, but the inclusion of such provisions does not affect the validity of the Securities and the Securities contain adequate provisions for enforcing payment of the monetary obligations of the Company, and for the practical realization of the rights and benefits afforded thereby, provided such enforcement is conducted in accordance with the procedures established by the laws of the State of Nevada.

     We disclaim liability as an expert under the securities laws of the United States or any other jurisdiction.

     Pursuant to Regulation 8.130 of the Nevada Gaming Commission, the transactions evidenced by the Transaction Documents must be reported to the Nevada Gaming Commission who may require rescission thereof if such transactions are inimical to the public health, safety, morals, good order or general welfare of the people of the State of Nevada or would reflect, or tend to reflect, discredit upon the State of Nevada or the gaming industry.

     Our opinions herein with respect to the enforceability of any documents are subject to the limitation that we express no opinion as to:

     1.  The reasonableness of any late charge or liquidated damages.

     2.  The effectiveness under all circumstances of broadly stated waivers.
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     3.  The effectiveness of any provision directly or indirectly requiring that any consent, modification, amendment or waiver be in writing.

     4. The effectiveness of any provision purporting to preserve the liability of some, but not all, obligors, except as provided by the Uniform Joint Obligations Act as adopted by the State of Nevada.

     5. The effectiveness of any provision waiving a right to have security on an indebtedness marshaled.

     6. The effectiveness of any provision purporting to require that litigation and other proceedings with respect to the above-mentioned documents only be prosecuted in certain jurisdictions.

     7. The effectiveness of any provision providing for service of process other than as provided by law.

     8.  The waiver of any right of offset.

     9.  Any provision stating that calculations are conclusive.

     10. Any waiver of a statute of limitations.

     We express no opinion as to whether rights to indemnity and contribution may be limited under applicable federal or state securities laws.

     We express no opinion as to the laws of any jurisdiction other than the State of Nevada.

     This opinion is intended solely for the use of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, in connection with the registration of the Securities. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm; provided, however, that we hereby consent to the filing of this opinion as an exhibit to, and the references to this firm in, the Registration Statement.

                                 Very truly yours,


                                 /s/ Lionel Sawyer & Collins

                                 Lionel Sawyer & Collins